UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kun De International Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	68-0677444
(State or other jurisdiction of incorporation or organization)	(IRS Employee Identification No.)

Yihao Ge 41E

Gangyi Haoting Yard, Chuanbu Road

Louhu District, Shenzhen City

Guandong Province, China

(Address, including zip code, of registrant’s principal executive offices)

2015 Stock Option Plan
(Full title of the plan)

Shuquan Chen

Chief Executive Officer

Kun De International Holdings Inc.

Yihao Ge 41E

Gangyi Haoting Yard, Chuanbu Road

Louhu District, Shenzhen City

Guandong Province, China

+86 (755) 8885-5778

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	5,000,000	$0.001	$5,000	$0.58

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the par value of the shares of common stock since there is no current trading in the shares of the Company and thus no average of the high and low prices reported on February 5, 2015 as reported on the OTC Electronic Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)	The Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 2013 filed with the Commission on October 22, 2014;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 as filed with the Commission on October 22, 2014, October 22, 2014 and November 19, 2014, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed as filed with the Commission on January 2, 2015 and on January 28, 2015.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Michael Woodford, Attorney at Law, has given an opinion on the validity of the securities being registered hereunder. As of the date of this registration statement, Michael Woodford does not own any shares of the Registrant’s common stock nor intends to own shares in the future.

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Item 6. Indemnification of Directors and Officers.

The Delaware Revised Statutes permits corporations to indemnify a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our By-laws allows us to indemnify and hold harmless our directors and officers from any liability or damage incurred by them as a result of the performance of their duties to the Company within the scope of their authority, or because of their position as officers and directors of the Company, to the maximum extent permitted by and subject to the limitations of applicable state and federal law. The Company is also authorized to enter into separate indemnification agreements with its officers and directors in accordance with any resolution duly adopted by the Company’s Board of Directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

5	Opinion of Michael Woodford regarding legality
10.1	2015 Flexible Stock Option Plan
23.1	Consent of Terry L. Johnson, CPA
23.2	Consent of Michael Woodford (included in Exhibit 5)

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Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Shenzhen City, Guandong Province, China, on February 10, 2015.

Kun De International Holdings Inc.

By:	/s/ Shuquan Chen
Shuquan Chen
Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit	Description

5	Opinion of Michael Woodford regarding legality
10.1	2015 Flexible Stock Option Plan
23.1	Consent of Terry L. Johnson, CPA
23.2	Consent of Michael Woodford (included in Exhibit 5)

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